                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM 15



 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                         Commission File Number 0-10095

                             UNIT INSTRUMENTS, INC.
             (Exact name of registrant as specified in its charter)

                            22600 Savi Ranch Parkway
                         Yorba Linda, California  92887
                                 (714) 921-2640

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           Common Stock, $0.15 Value
            (Title of each class of securities covered by this Form)

                                      None

  (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


          Rule 12g-4(a)(1)(i)     [X]      Rule 12h-3(b)(1)(ii)    [_]
          Rule 12g-4(a)(1)(ii)    [_]      Rule 12h-3(b)(2)(i)     [_]
          Rule 12g-4(a)(2)(i)     [_]      Rule 12h-3(b)(2)(ii)    [_]
          Rule 12g-4(a)(2)(ii)    [_]
          Rule 12h-3(b)(1)(i)     [X]


Approximate number of holders of record as of the certification or notice date:
                                    one (1)

                              --------------------

Pursuant to the requirements of the Securities Exchange Act of 1934, Unit Instruments, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person, this 27th day of January, 1999.

                                   UNIT INSTRUMENTS, INC.


                                   By:   /s/ Gary N. Patten
                                         ---------------------------------------
                                         Gary N. Patten, Chief Financial Officer